Filed Pursuant to Rule 433
Registration Statement No. 333-155971
Final Term Sheet
June 17, 2010
AVNET INC.
                            $300,000,000  5.875% Notes due 2020

Issuer:	Avnet Inc.
Title of Securities:	5.875% Notes due 2020
Type of Offering:	SEC-registered
Size:	$300,000,000
Maturity:	June 15, 2020
Coupon:	5.875%
Price to Public (Issue Price):	99.473% of principal amount
Yield to Maturity:	5.946%
Benchmark Treasury:	UST 3.50% due May 15, 2020
Spread to Benchmark Treasury:	2.75%
Benchmark Treasury Price and Yield:	102-18; 3.196%
Interest Payment Dates:	June 15 and December 15, commencing on December 15, 2010
Denominations:	$2,000 x $1,000
Optional Redemption:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the treasury rate plus 45 basis points
Trade Date:	June 17, 2020
Settlement Date:	T+3; June 22, 2020
CUSIP:	053807AQ6
Ratings:	Baa 3 / BBB- (Stable / Stable)
Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc.
Co-Managers:	Credit Suisse Securities (USA) LLC
BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC
A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the Securities. Any rating can be revised upward or downward or withdrawn at any time by a rating agency, if it decides that circumstances warrant that change.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 or J.P. Morgan Securities Inc. collect at 212-834-4533.